Exhibit 10.58

HOTEL PURCHASE AGREEMENT

This HOTEL PURCHASE AGREEMENT (“Agreement”), dated for reference purposes only, May 2, 2013, is made by and between ATLANTIC BEACH HOSPITALITY, INC., a North Carolina corporation, (“Seller”), NAYAN PATEL, JAYESH PATEL, MITUL PATEL and SUNIL M. PATEL (“Principals”) and SUPERTEL LIMITED PARTNERSHIP, a Virginia limited partnership (“Buyer”).

RECITALS:

This Agreement is made with reference to the following facts and objectives:

(a)	Seller is the owner of a certain parcel of real estate, together with improvements and related assets located on the property described in Section 1(a) below (the “Hotel”).

(b)	Seller desires to sell, on the terms and conditions herein below set forth, the Hotel together with the improvements and other assets relating to the Hotel.

(c)	The term “Principals” as used herein shall refer to the hereinafter four named individuals. Any time the phrase “to the knowledge, information and belief” is used in reference to the Seller, it shall mean solely the knowledge, information and belief of Nayan Patel, Jayesh Patel, Mitual Patel and Sunil M. Patel.

(d)	Buyer wishes to purchase the Hotel and all such assets relating to the Hotel, upon the terms and conditions hereinafter set forth.

AGREEMENT:

In order to consummate the desires of the parties set forth in the foregoing recitals, which are made a contractual part of this Agreement, and in consideration of the mutual agreements, provisions and covenants herein contained, Seller and Buyer each hereby agree as follows:

1. Sale and Purchase of Property. Subject to the terms and conditions of this Agreement, Seller hereby agrees that, at closing, it will sell, convey, assign, transfer and deliver to Buyer, the following real estate, improvements, buildings, facilities, machinery, equipment, furniture, fixtures and other assets (collectively, the “Property”):

(a) Real Property. The real property, including all buildings and improvements situated thereon, located at the following locations:

•	118 Salter Path Road, Pine Knoll Shores, North Carolina 28512 – Hampton Inn & Suites

The real property described on Exhibit A is one (1) of four (4) hotels and real estate being sold to the Buyer by the Seller. The other three (3) properties (“Other 3 Properties”) are known as follows:

1.	6025 Tyvola Glen Circle, Charlotte, North Carolina 28217 – Home2 by Hilton

2.	201 East Exchange Boulevard, Columbia, South Carolina 29209 – Hampton Inn & Suites

3.	200 Marriott Way, Wytheville, Virginia 24382 – Fairfield Inn & Suites

The legal description of which are set forth in Exhibit 1(a) attached hereto and incorporated by reference herein;

(b) Machinery, Equipment, Furniture, Fixtures and Signage. All items of machinery, equipment, furniture, fixtures, vehicles, computer hardware, leasehold improvements and signage and similar fixed assets located in, on or about the Hotel and used in connection with the operation thereof, including, but not limited to, all of those items of personal property described in Exhibit 1(b), which list shall be agreed upon by the Buyer and Seller within forty five (45) days of the Effective Date (as described in Section 21 below) and which shall be attached hereto and incorporated by reference herein, together with all inventories of spare parts, tools, maintenance equipment, and miscellaneous similar items and materials related thereto presently owned, acquired or leased by Seller between the date of execution hereof and closing;

(c) Sales, General and Administrative Property. All customer and supplier lists, books and records, computer programs and systems and other sales, general and administrative property owned by Seller;

(d) Contracts. All leases, contracts, licenses and other agreements relating to the Hotel identified on Exhibit 1(d) attached hereto (collectively, the “Contracts”).

(e) Licenses, Permits and Orders. All approvals, authorizations, consents, licenses, orders and establishment numbers and other permits and similar items of all governmental agencies whether federal, state or local, owned, held or utilized by Seller;

(f) Materials and Supplies. All office and room supplies located at and used in connection with the operation of the Hotel, including, but not limited to, all sheets, pillows, linens and towels and all maintenance equipment and all similar property used in connection with the operation of the Hotel;

(g) Domain Names. The domain names (the “Domain Names”) listed on Exhibit 1(e) together with all the related website content, to the extent that the same is not owned by the franchisor of the Hotel;

(h) Prepaid Expenses. All prepaid expenses and deposits, including rent, utility deposits and similar prepaid items that relate to the Hotel and which exist as of the Closing Date, except as being pro-rated hereunder; and

(i) Telephone Numbers. All telephone and facsimile numbers for the Hotel.

The properties referred to in Section 1(a) above shall hereinafter sometimes be referred to individually as the “Real Property” when intending to exclude reference to the other assets and property being purchased hereunder and, similarly, the other assets and property referred to in subparagraphs 1(b)-(i) shall sometimes hereinafter be referred to as the “Personal Property”, when it is intended that the Real Property shall be excluded from such reference. The Real Property and the Personal Property shall otherwise be collectively referred to as the “Property”. Buyer hereby agrees to purchase the Property from Seller upon the terms and conditions set forth herein. The Personal Property shall not be deemed to include any franchise agreement for the Hotel unless all parties agree that the same is being assumed and the same is approved by the franchisor.

2. Purchase Price. As consideration for the sale, conveyance, assignment, transfer and delivery of the Property by Seller to Buyer, Buyer hereby agrees that the purchase price for the Property shall be $10,000,000.00. The Purchase Price shall be allocated between the Real Property and Personal Property as the parties may reasonably agree prior to Closing.

The remaining balance of the Purchase Price, subject to closing adjustments and prorations, after crediting the Deposit, shall be paid in cash or immediately available funds at the Closing.

Of the purchase price, the sum of $125,000.00 earnest money (the “1st Deposit”) shall be paid to First American Title Insurance Company, National Commercial Services, 201 S. College Street, Suite 1500, Charlotte, North Carolina 28244, Attention: L. Hunter Meacham, Jr., Telephone Direct: 704-405-3208, Mobile: 704-430-6458, Fax: 714-824-4328, Email: Hmeacham@firstam.com (the “Escrow Agent”) upon acceptance of this Agreement by Seller. The Deposit shall be applied to the Purchase Price.

The additional sum of $25,000.00 earnest money (the “2nd Deposit”), shall be paid by Buyer to Seller within 3 days after the expiration of the Due Diligence period (as that term is described below). The 1st and 2nd Deposit shall sometimes hereinafter be referred to as the “Deposit”. In the event the Seller defaults on any condition required of Seller after the expiration of the Due Diligence Period and prior to the time set for Closing, Buyer may elect to terminate or rescind this Agreement whereupon the Deposit shall be refunded by the Seller to Buyer and all further rights and obligations of the parties under this Agreement shall terminate, except for any indemnification provisions set forth herein which by their terms survive termination of this Agreement.

In the event all of the conditions set forth in this Agreement and required to be performed by Seller are satisfied at the time set forth for the Closing, and Buyer has not previously terminated this Agreement as permitted herein and Buyer fails to purchase the Property as provided herein, then Seller shall be entitled to those remedies set forth in Section16, provided that the within limitation of liability shall not apply to any indemnification obligation set forth herein.

3. No Assumption of Liabilities. Buyer does not assume and shall not be deemed to assume any liability or obligation of Seller or the Hotel except for the Contracts which are being assigned to the Buyer. Buyer shall not be responsible for the payment of any wages or salaries due to any employees of Seller, including any bonuses, deferred compensation or sick leave or vacation pay, shall not be responsible for reimbursing lost vacation days due to any of Seller’s employees and shall not have any obligation to hire any of Seller’s employees.

4. Due Diligence Period. Buyer shall have until the sixtieth (60th) day after the Effective Date (the “Due Diligence Period”) to conduct its due diligence at the Property, including inspections, environmental surveys and engineering studies, and, subject to the requirements of Section 7(q), Seller will provide Buyer with full access to the Property to conduct such inspections. Buyer may terminate this Agreement, in its sole discretion, on or prior to the expiration of the Due Diligence Period whereupon the Escrow Agent shall immediately refund the Deposit to Buyer and all further rights and obligations of the parties under this Agreement shall terminate. Furthermore, if Seller fails to deliver the applicable items in Section 7(l) or the Due Diligence Materials listed on Exhibit 2 (the “Due Diligence Materials”) to Buyer at the address listed in Section 14 by 6:00 p.m. on the fifteenth (15th) day after the Effective Date (the “Due Diligence Deadline”), Buyer shall give Seller written notice of any such missing materials and Seller shall have ten (10) days to produce said materials or to notify Buyer that said materials do not exist and/or Seller has no right to the materials. If Seller refuses to deliver the Due Diligence Materials in Seller’s possession or reasonably accessible to Seller, then and in that event, Buyer shall have the option to terminate this Agreement by delivering notice of such termination to Seller and shall be entitled to a refund of the 1st Deposit.

5. Closing. The time of closing the purchase and sale of the Property shall be as follows:

(a) Closing. The transfer of the Property from Seller to Buyer and the closing of the transaction contemplated by this Agreement (the “Closing”) will take place at the offices of the Escrow Agent, or at such other mutually agreeable location at 10:00am, on the latter of the 30th day after the expiration of the Due Diligence Period or the 7th day after completion of the equity financing (the “Closing Date”). If such date is a non-business day, then the Closing shall occur on the 1st business day thereafter. If the Closing Date has not occurred by September 30, 2013, except if Closing does not occur by then due to Seller’s default, then this Agreement shall be null and void and the Seller shall have no further responsibility to sell the Property to the Buyer and the 1st Deposit shall be returned to Buyer.

Notwithstanding anything else in this Agreement, Buyer may terminate this Agreement at any time on or prior to the Closing Date, in which case the 1st Deposit will be refunded to Buyer; provided that Buyer may only elect to terminate the Agreement between the end of the Due Diligence Period and the Closing Date in the event Buyer is unable to obtain financing on terms reasonably satisfactory to Buyer to purchase Property.

Buyer may accelerate the Closing Date to be any date selected by the Buyer (in all cases the same must be on a business day) by providing at least seven days prior written notice to Seller of such accelerated Closing Date. Seller shall have no obligation to physically attend Closing provided that Seller shall have delivered the necessary documents to the Escrow Agent prior to Closing and otherwise performed its obligations as set forth below.

(b) Buyer’s Obligations at Closing. At Closing, Buyer shall:

(i)	Purchase Price. Pay to Seller the balance of the Purchase Price described in Section 2 above, after crediting the Deposit, by cashier’s check or certified check or other immediately available funds, subject to closing adjustments.

(ii)	Title Insurance Policy. Obtain its owner’s title insurance policy required and procured in accordance with Section 9, below, or binding commitments from the title insurance company marked down to the time of Closing.

(c) Seller’s Obligations at Closing. At Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(i)	Instruments of Conveyance. Duly executed assignments, bills of sale with covenants of warranty of title only and without other representations or warranty of condition of the item assigned, special warranty deeds, notices, consents, assurances and such other instruments of conveyance and transfer as counsel for Buyer shall reasonably request and are reasonably acceptable to counsel for Seller and as shall be effective or necessary to vest in Buyer good, marketable and sufficient title to all of the Property, subject to no liens, encumbrances, claims or security interests whatsoever. Simultaneously with such delivery, Seller shall take all such steps as may be necessary to put Buyer in actual possession or control of the Property. Appropriate forms of such instruments of conveyance and transfer in conformity with this Agreement shall be submitted by Buyer’s counsel to Seller’s counsel for examination within a reasonable time in advance of the Closing Date. Seller further agrees that it will, at any time from time to time after Closing, upon request of Buyer and without additional consideration, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required in conformity with this Agreement for the better assigning, transferring, granting, conveying, assuming and conforming to Buyer or Buyer’s successors and assigns, or for aiding and assisting in collecting and reducing to possession, any and all of the Property at Closing to Buyer. If there shall be any attorney fees incurred in the review of such additional documentation, such fees shall be paid by Buyer.

(ii)	Special Warranty Deed. Duly executed and notarized special warranty deeds conveying to Buyer good and marketable fee simple title to the Real Property.

(iii)	Assignment of Domain Names. Assignment of the Domain Names to Buyer in form reasonably acceptable to Buyer, executed by Seller.

(iv)	Resolutions. Deliver the resolutions of the authorized agents of the Seller authorizing and ratifying the execution and performance of this Agreement.

(d) Closing Schedule. The Property and the Other 3 Properties shall all be closed on the same day as the Closing Date herein. Within 36 hours of the Closing Date the operational control shall be transferred as provided hereinafter.

(e) Closing of One Property Dependent on All Properties Closing. The closing documents and closing funds for each closing, as scheduled in sub-section 5(d) above, shall be held in escrow by the Escrow Agent and no documents shall be delivered or recorded and no funds disbursed until the Property and the Other 3 Properties have been closed and operational control of each of the four properties transferred to the Seller, and the Escrow Agent is in a position to deliver and record documents and disburse funds for all four (4) properties. In the event one (1) or more of the properties are not able to close or do not close for any reason and/or operational control is not transferred to Seller, the sale and purchase of the remaining properties must be by the mutual agreement of the parties.

6. Employee Matters.

(a) Seller shall terminate all of Seller’s employees as of the Closing Date. Buyer or its management company shall be free to extend offers of employment to any such terminated employees of Seller as Buyer desires, upon terms and conditions acceptable solely to Buyer. Seller shall be responsible for severance, termination and other liabilities, obligations, costs and expenses incurred in connection with the termination of Seller’s employees. Within fifteen (15) days after acceptance of this Agreement by Seller, Seller shall deliver to Buyer, in writing, a list of all of Seller’s (or Seller’s management company’s) employees, listing such employees’ initial hiring date, position, current pay and any accrued vacation time or other accrued benefits.

(b) If this Agreement is terminated for any reason and Buyer does not acquire the Property, Buyer agrees to keep all information about the Seller’s employees, which Buyer is given or Buyer otherwise learns or obtains prior to the termination of this Agreement, strictly confidential. In addition and for a period of three (3) years from the Effective Date, Buyer, for all of Buyer’s other properties or properties which Buyer has any interest, will not offer employment and will not hire any of Seller’s employees who are employed at the Property or employed at any other of the Principals’ properties.

7. Representations and Warranties of Seller. Seller represents, warrants and covenants to and with Buyer as follows:

(a) Title to Property. To the knowledge, information and belief of Seller, Seller presently has, and will as of Closing have, good and marketable title to the Property free and clear of all liens, encumbrances, covenants, conditions, restrictions and easements except for (i) such easements, covenants, and non-monetary encumbrances as contemplated or permitted by this Agreement and (ii) those matters which do not materially affect the title, use or value of the Property. There are no leases affecting any of the Property and none of the Property or any of the equipment used in conjunction with the Hotel is leased from any third party. None of the Property has been leased by Seller to any third party.

(b) Condition of the Property; Inventory. The Property, as of Closing, will be in all material respects in a condition for performing the functions and purposes for which it was normally used by Seller and has been and will be maintained by Seller until Closing in accordance with normal business and maintenance practices which are consistent with good business and maintenance practices. As of Closing, the Hotel shall be sufficiently stocked with inventory so that there exists two par level sets of all linens, including sheets and pillow cases, and terrycloth items, including towels, washcloths and hand towels for each bed located in the Hotel, one par level set of blankets and bedspreads for each bed located in the Hotel, and one par level set of bath mats per room located in the Hotel. As of Closing there shall also be sufficient number of good quality, new guests supplies sufficient for three weeks of operation, and food inventory in an industry standard amount for upper midscale and upscale hotel, all at occupancy rates similar to the occupancy rates of the Hotel over the six months preceding the Closing. Buyer shall have the option to conduct a walk-through with Seller of the Property within 48 hours prior to the closing to verify that the Property is in compliance with the terms of this Agreement.

(c) Real Property. To the knowledge, information and belief of the Seller, all buildings, structures and other improvements located on the Real Property are being used and occupied in substantial compliance with and conform to all building, zoning, use and occupancy laws, codes, ordinances, rules, regulations and restrictions, whether federal, state or local, including all such laws which relate to environmental or safety matters.

(d) Personal Property. To the knowledge, information and belief of the Seller, all machinery, equipment, furniture and fixtures are being used in compliance with and conform to all codes, ordinances, rules, regulations and restrictions, whether federal, state or local, including all such laws which relate to environmental or safety matters.

(e) Organization, Good Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State where the Property is located and has the power to own, operate and lease its properties and carry on its business as now being conducted.

(f) Corporate Authorization, Binding Effect. The execution, delivery and performance of this Agreement by Seller has been duly authorized by its board of directors and the duly authorized officers have the authority to execute, deliver and perform this Agreement. This Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Seller, and constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms.

(g) No Conflict with Articles of Incorporation and Bylaws. The execution, delivery and performance of this Agreement by Seller will not result in a breach or violation of or constitute a default under Seller’s Articles of Incorporation or Bylaws.

(h) No Conflicting Agreement. There are no provisions of any existing mortgage, indenture, trust indenture, loan agreement, contract bonds or other agreement binding on Seller or materially affecting any of the Property or the Hotel, which if it remained unpaid after the Closing Date would conflict with the execution, delivery and carrying out of the terms of this Agreement by Seller other than such consents or approvals as may be required pursuant to the franchise agreement or under the Contracts. The execution and delivery by Seller of this Agreement and the performance by Seller of its obligations hereunder, do not require the consent, approval of action of, or any filing with, or notice to, any public authority or other party other than such consents or approvals as may be required pursuant to the franchise agreement or under the Contracts.

(i) Litigation and Other Proceedings. Seller has no knowledge of any suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations, or any event or condition of any character pertaining to the Hotel, or any change in the zoning or building ordinances affecting the Property, pending or threatened against the Seller which might adversely affect the Property.

(j) Absence of Certain Changes and Events. During the period from the date hereof to the Closing Date there will have not have been, without the prior written consent of Buyer:

(i)	any change in the general policies or methods of operation of Seller, any material increase in its supply levels, or any sales, alterations or changes in the Property, except in the ordinary course of business, or

(ii)	any increase in the rates of compensation paid to employees of Seller who will or could become employees of Buyer after the Closing Date, or

(iii)	any mortgage or pledge, or any sale or transfer of any of the Property, or

(iv)	any other event or condition of any character resulting from any act or omission of the Seller which adversely affects the Property or business operations being purchased by Buyer hereunder.

(k) No Unpaid Bills. Seller shall have paid all bills and charges for all materials delivered to, and services rendered with respect to, the Hotel.

(l) Compliance with SEC Reporting Requirements. Seller shall make all books and records applicable to the Property available for Buyer’s review. To the knowledge, information and belief of Seller, all financial records, except for proformas and any other documents which were prepared to reflect reasonably expected future performance of the Hotel, fairly represent, in all material respects, the financial condition, results of operations and cash flow of Seller as of their respective dates and for the respective periods covered thereby. Buyer acknowledges that some of the properties which comprise the Hotel and the Other 3 Properties are of recent construction, and therefore, financial records for said recently constructed properties are limited to said period. Further, all financial records for the Property are generated and maintained internally and are located at Seller’s office at 2011 Veasley Street, Greensboro, North Carolina 27407. With that caveat of Seller’s representation and warranty as to the Property’s financial records, at any time prior to the termination of this Agreement, Seller shall, (at Buyer’s sole expense) provide Buyer access to all financial statements and to such factual information as may be reasonably requested by Buyer, or its accountants, and in the possession or control of Seller, or its accountants and which is (a) necessary to enable Buyer to file its or their Forms 8-K, 10-Q or 10-K, if and when such filings may be required by the Securities and Exchange Commission (“SEC”) and, (b) necessary, or, in Buyer’s reasonable judgment, useful, to enable Buyer to file registration statements with the SEC or to prepare private placement memorandums for investors. Buyer hereby releases and agrees to indemnify, defend and hold Seller, its affiliates, agents, employees, and partners, harmless from and against any claims, liability, expenses (including without limitation reasonable attorneys’ fees), losses and damages arising out of Seller’s cooperation hereunder or any information provided by Seller pursuant hereto; provided, however, that this indemnity shall not apply to the extent such liability is caused by the gross negligence or willful misconduct of Seller. The indemnity obligations of Buyer to Seller under this Section 7(l) shall survive the termination of this Agreement for any reason, and such surviving obligations shall be part of Buyer’s Continuing Obligations.

(m) Tax Returns and Other Filings. Proper and accurate amounts have been withheld by Seller from its employees who will or could become employees of Buyer after the Closing Date for all periods in full and complete compliance with the tax withholding provisions of applicable state and federal laws. To the knowledge, information and belief of Seller, proper and accurate returns have been filed by Seller for all periods for which returns were due with respect to income tax withholdings, social security and unemployment taxes of such employees. The amounts shown on such returns to be due and payable have been paid in full.

(n) Employee Matters. Seller has no employment agreements, or any agreements that contain any severance or termination pay liabilities, or any obligations for any bonus, deferred compensation, or similar amounts. Seller has no employee with respect to whom there is any accrued or potential liability for sick leave or vacation pay for periods up to the Closing Date who will not be compensated by the Seller for said accrued sick leave or vacation pay as required under applicable law.

(o) Preservation of Organization. Prior to the Closing Date, Seller shall use its best efforts (without making any commitments on behalf of Buyer) to preserve its business organization intact, to keep available to Buyer the present key employees of the Hotel, and to preserve for Buyer the present relationships of Seller with its suppliers and customers and others having business relations with them.

(p) Disclosure. No representation or warranty by Seller in this Agreement, nor any statement, certificate or schedule furnished by or on behalf of Seller pursuant to this Agreement, nor any document or certificate delivered to Buyer pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of a material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

(q) Access to Information/Property. During the Due Diligence Period and upon 24 hours notice to Seller, Seller shall give Buyer and its duly authorized representatives full access to all books, records, Property and facilities of Seller which relate to the Property, so that Buyer may conduct such inspection, investigation, audit and review of the financial records, business and properties of Seller being purchased hereunder as Buyer deems appropriate, provided that any entries upon the Property shall be at the sole risk of the Buyer and the Buyer shall indemnify and hold harmless the Seller from and against all claims, losses, costs, expenses and damages arising from such entries by Buyer, its agents or employees. Buyer shall repair any damage to the Property caused by such entries and shall restore the Property and any items at the Property which are disturbed by such entries to its original condition. Buyer shall conduct such entries in a manner so as to minimize the interruption of the business activities of the Seller. The indemnification and repair obligations set forth herein shall survive termination of this Agreement.

(r) Release of Information. Within 7 days after acceptance and execution of this Agreement by Seller, Seller will authorize the Hotel’s franchisors to release to Buyer any and all information regarding the franchise agreements affecting the Hotel, including all royalty reports and operating reports relating to the Hotel. Seller agrees to execute any such documents required by said franchisor to release such information. Further, within 10 days after acceptance and execution of this Agreement by Seller, Seller shall deliver to Buyer true and correct copies of all service contracts for the Property.

(s) Environmental. No notice has been served on Seller or the Principals from any entity, governmental body or individual claiming any violation of any law, regulation, ordinance or code, or requiring compliance with any law, regulation, ordinance or code, demanding payment or contribution, for environmental damage or injury to natural resources. To the knowledge, information and belief of the Seller, Seller is in full compliance with all applicable Environmental Laws (as defined below) relating to the ownership of the Property and Seller’s operations on, at, or relating to the Property. Without limitation of any of the foregoing, Seller has obtained all permits, authorizations, and licenses and caused all notifications to be made as required by all applicable Environmental Laws. To the knowledge, information and belief of the Seller, the Property is not contaminated by any Hazardous Material (as defined below) in violation of such Environmental Laws, and Seller has not received any notice, whether written or oral, from any person that Seller or the Property is the subject of any investigation or proceeding pertaining to the presence of or the release or threatened release of any Hazardous Material in violation of applicable Environmental Laws, any claim arising from, based on, or relating to any environmental condition at or involving the Property, or the compliance or noncompliance with any Environmental Laws. There are no underground or above ground tanks or storage vessels presently or formerly used for the storage of any Hazardous Material present at the Property. True and correct copies of all written environmental reports, including but not limited to, Phase I environmental site assessments, Phase II or greater environmental investigation reports, compliance audits, or other assessments, reports, inspections conducted for Seller by independent, unrelated third persons and related to the Property or Seller’s operations on, at, or relating to the Property have been made available to Buyer for copying and/or inspection to the extent that the same are in the possession of the Seller. If Seller is found to not be in compliance with this Section 7(s) in any way, Buyer shall have the right to request Seller to cure the same in like manner as provided in Section 9 below, and if the same are not timely cured, Buyer shall have the right to rescind this Agreement or waive such defect, which defects may only be waived in writing. In the event Buyer elects to thus rescind this Agreement, the Deposit shall be immediately refunded to Buyer and the parties shall be discharged from all further obligation or liability under this Agreement. For purposes of this Agreement:

“Environmental Laws” shall mean any federal, state, and local law, regulation or ordinance and any amendments thereto in existence at the time of Closing, permits, directives, and other requirements of governmental authorities relating to the environment, public health, safety (including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 to 9675), or to any Hazardous Material.

“Hazardous Material” shall mean any substance or material regulated under any Environmental Laws, including any “hazardous substance,” “solid waste,” “hazardous waste,” “petroleum,” or “petroleum product,” and any other substance or material whose presence could be detrimental to property, health, or the environment, but not including any such Hazardous Material which is used and stored on the Property in reasonable quantities for the use of the normal operation of the Property.

(t) Survival of Representations, Warranties, Covenants and Indemnifications. The representations, warranties, covenants, agreements and indemnifications contained in this Section 7 of this Agreement shall survive for a period of one (1) year from and after the Closing.

(v) Disclaimer by Seller and Indemnity by Buyer. Seller and its respective successors, subsidiaries, affiliates, officers, directors, shareholders, partners, members, agents and employees (collectively referred to herein as “Seller Parties”) shall have no liability to any member of a “syndicate or other entity” formed for the purpose of soliciting funds from investors for the purchase of the Property, or any other property, for any loss, cost, damages, and/or expenses, arising out of, or incurred as the result of, any representation or warranty made by the Buyer with respect to the Property to the member of any syndicate or other entity (in any disclosure document prepared by Buyer or its representative which is disseminated to any syndicate member, shareholder, partner or otherwise), except for representations or warranties made by Buyer which are consistent with the Seller’s representations and warranties in this Agreement (or any amendment thereto) or in any of the Closing Documents. Also, all knowledge of Buyer with respect to an untrue, inaccurate or incorrect representation or warranty of Seller shall be and is hereby imputed to any syndicate member, shareholder, partner or otherwise. Furthermore, Seller hereby expressly disclaims any representation or warranty made by Buyer or any of its affiliates (except those made which are consistent with Seller’s representations in this Section 7), to any assignee in connection with the syndication and the sale of the Property thereto or in connection with any other assignment of this Agreement. Additionally, Buyer hereby agrees to indemnify and hold harmless Seller, and its respective successors, subsidiaries, affiliates, officers, directors, shareholders, partners, members, agents and employees (collectively referred to herein as “Indemnitees”) from and against all loss, cost, damages, and/or expenses, including amounts paid, or to be paid, in settlement of any claim made against the Indemnitees arising out of, or incurred as the result of, any representation or warranty made by the Buyer with respect to the Property to anyone (in any disclosure document or otherwise), except for representations or warranties made by Buyer which are consistent with the Seller’s representations of Section 7 hereof. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Seller and Buyer and their respective successors and assigns.

8. Survey. Buyer, at its sole cost and expense, may cause the Property to be surveyed by a competent, duly licensed land surveyor in the state where the Property is located, which survey shall show the Property free from any material defects, discrepancies or conflicts in boundary lines and encroachments. The survey shall be an “as-built” survey showing, inter alia, all boundaries, improvements, encroachments, easements, roadways, right-of-ways and rights of access to public streets. If the survey discloses any such discrepancies, conflicts, defects or encroachments which substantially interferes with the operation of the Property or would result in a substantial diminution of value of the Property, Buyer shall have the right to request Seller to cure the same in like manner as provided in Section 9 below, and if the same are not timely cured, Buyer shall have the right to rescind this Agreement or waive such defect, which defects may only be waived in writing, given no later than expiration of the Due Diligence Period. In the event Buyer elects to thus rescind this Agreement, the Deposit shall be immediately refunded to Buyer and the parties shall be discharged from all further obligation or liability under this Agreement.

9. Evidence of Title. Within thirty (30) days of execution of the Agreement, Buyer, at its sole cost and expense, shall obtain a title insurance commitment for an ALTA Owner’s policy in the full amount of the Purchase Price which shall show good and marketable fee simple title to the Property in Seller, with extended coverage endorsement over the standard exceptions. Buyer shall have until fifteen (15) days following receipt of said title insurance commitment from Seller to notify Seller of any defects in title, otherwise Buyer shall be deemed to have approved title to the Property. If Seller elects to cure said defects, Seller shall have until Closing to cure any defects, causing title to be not less than marketable and, if not cured in such time, Buyer shall have the right to rescind this Agreement or waive such defects, which defects may only be waived in writing, given no later than expiration of the Due Diligence Period. In the event Buyer elects to thus rescind this Agreement, the Deposit shall be immediately refunded to Buyer and the parties shall be discharged from all further obligation or liability under this Agreement. At the Closing, Buyer shall cause the title insurance company to issue the title insurance policy for the Property in favor of Buyer which policy shall include extended coverage over the standard exceptions and contain endorsements for zoning and access coverage. Notwithstanding the above, Seller, at its expense, shall cause the discharge and removal from title and cure (by payment, bonding or escrow deposit in a manner reasonably acceptable to the title insurance company) at or before the Closing any mortgage, financing statements, deed of trust lien, or similar lien placed on the Property, mechanic’s or materialman’s lien arising from work performed on the Property, or money judgment or other monetary lien against Seller which can be discharged or removed by the payment of a liquidated sum and Buyer shall have no obligation to object to the same and Seller may not refuse to cure the same.

10. Loss or Damage Prior to Closing. Risk of loss arising from fire, windstorm, explosion, condemnation, or other casualty (“Loss”) to the Property shall be borne by Seller until the Closing Date. In the event any material Property in excess of $100,000.00 is subject to a Loss prior to the Closing Date, Buyer may elect either to accept the proceeds of any insurance or any condemnation award as full settlement for the Loss or, alternatively, may elect to terminate this Agreement, in which case the Deposit shall be immediately refunded to Buyer and the parties shall be discharged from all further obligation or liability under this Agreement. In the event any such Loss occurs prior to the Closing Date, Seller shall notify Buyer within 5 business days after it receives notice of such Loss, and Buyer shall then have 10 days after receipt of such notice to review the Property as to which the Loss occurred and advise Seller of Buyer’s election under this Section 10. Seller agrees to maintain until the Closing Date and delivery of the deeds, assignments, and other documents of title, fire and extended insurance coverage, together with such other insurance in such amounts as is customarily maintained by prudent businessmen conducting comparable business operations and insuring against such other insurable hazards which are customarily insured against in the case of property similarly situated with respect to the Property.

11. Pro Rata Adjustments. The following adjustments shall be computed as of the Closing Date and prorated at the Closing:

(a) Real Estate Taxes and Assessments. Consolidated real estate taxes and any personal property taxes assessed for the calendar year in which Closing occurs shall be prorated as of the Closing based on the latest tax bills available which adjustment shall be final and binding upon the parties after the date of Closing; all prior taxes shall be paid by Seller and all subsequent taxes shall be paid by Buyer. Seller shall pay all special assessments for public improvements constructed or under construction prior to the Closing.

(b) Utility Charges. Proration of sewer and water rents and other utility charges shall be made as of Closing. To the extent such charges are based upon meter readings, the meter readings shall be made as close as reasonably possible to the Closing Date.

(c) Revenues. Revenues and expenses attributable to room and service operation of the Hotel from and after 12:00 noon on the Closing Date shall be allocated to Buyer and such revenues and expenses prior to 12:00 noon on the Closing Date shall be allocated to Seller.

(d) Petty Cash. Buyer shall retain $1,000.00 of Seller’s petty cash on hand at each Hotel, and Seller shall be reimbursed for the same on the closing statement.

(e) Rents, Charges and Fees. Rents, fees or other payments on the leases or other contracts assigned to Buyer and described in Section 1(d) above shall be prorated as of Closing. Buyer shall assume responsibility for purchase orders made by Seller in the ordinary course of business for expendables or consumables not delivered to the Hotel as of Closing. All prepaid expenses shall be credited to Seller.

(f) Bookings. Buyer shall receive a credit for 100% of the value of all gift certificates and prepaid deposits for Bookings scheduled to occur on or after the Closing Date, except to the extent such deposits are transferred to Buyer.

12. Expenses. Except as otherwise specifically provided in this Agreement, the parties shall be liable for expenses as follows:

(a) Document or Transfer Taxes. Seller shall pay the cost of any required documentary or transfer taxes due in connection with the transfer, conveyance, assignment or delivery of the Real Property or any instruments in connection therewith pursuant to this Agreement. Seller shall pay the sales taxes, if any, imposed in connection with the transfer of any items of Personal Property.

(b) Recording Fees. Buyer shall pay any recording fees required for recording the special warranty deeds described in Section 5(c)(ii) above.

(c) Title Insurance. Buyer shall pay the cost of providing the title insurance as required in Section 9, above.

(d) Survey. Buyer shall pay the cost of providing the survey as required in Section 8.

(e) Escrow Fees. Buyer and Seller each shall pay one-half of the cost of all escrow fees necessary for the closing of the transaction contemplated by this Agreement.

(f) Miscellaneous Fees. Any other closing costs not specifically allocated by this Agreement shall be allocated in accordance with closing customs for similar properties in the area of the particular hotel.

13. Benefit. This Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and assigns.

14. Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and either be sent by facsimile transmission or be in writing and shall be delivered personally or mailed by registered, certified or express mail, postage prepaid, or by overnight delivery service, as follows:

If to Seller, to:	Jayesh N. Patel 2011 Veasley Street Greensboro, NC 27407 Phone: 336-855-0013 Email: jnpatel@cnpate.net

With a copy to:	Nayan Patel 2011 Veasley Street Greensboro, NC 27407 Phone: 336-855-0013 Email: patelnayan@aol.com

With a copy to:	Donald M. Voncannon Allman Spry Leggett & Crumpler, P.A. 380 Knollwood Street, Suite 700 Winston-Salem, NC 27113 Phone: 336-722-2300 Email: dvoncannon@allmanspry.com

If to Buyer, to:	Supertel Limited Partnership 11422 Miracle Hills Drive, Suite 501 Omaha, Nebraska 68154 Attention: Ms. Lauren Green, J.D. Phone: 402-316-1022 Email: lgreen@supertelinc.com

With copy to:	Robert G. Dailey McGrath North Mullin & Kratz, PC LLO 1601 Dodge Street, Suite 3700 Omaha, Nebraska 68102 Phone: 402-341-3070 Email: rdailey@mcgrathnorth.com

15. Waivers. The waiver by any party hereto of a breach of any portion of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

16. Default; Specific Performance. If Seller shall default under any of its obligations hereunder, Buyer may terminate this Agreement, in which case the Deposit shall be refunded to Buyer. Either party may seek specific performance and enforcement of this Agreement by a court of law having jurisdiction hereof in the event of default by the other party in the performance of its obligation under the terms of this Agreement.

17. Broker’s Fees. Both parties hereto represent and warrant to the other party that no real estate broker or agent has been involved in this transaction. Each party shall indemnify and hold harmless the other from any brokerage or real estate commissions or fees due in conjunction with this transaction and claimed on behalf of representation of one of the parties.

18. Franchise. It shall be the Buyer’s sole responsibility to deal with the franchisor of the Property for the assumption of the existing franchise agreement or the negotiation for a new franchise agreement for the Property. The Buyer must pay for (i) all application fees and costs for such assumption of or negotiation for the franchise, and shall be solely responsible for any costs or fees for the Product Improvement Plan (“PIP”) required by the franchisor for said assumption or new franchise. The Buyer hereby indemnifies and holds harmless the Seller for any costs, loss, damage, fees or expense the Seller incurs by reason of the transfer of the existing franchise or the issuance of a new franchise to Buyer or Buyer’s agents or assigns, including but not limited to application fees, PIP fees and costs associated thereby, assumption fees, and termination fees claimed by the Seller’s franchisor against the Seller. This indemnity shall survive closing.

19. Equity Financing. This Agreement shall be subject to Buyer securing an equity financing satisfactory to Buyer by August 15, 2013. In the event Buyer is unsuccessful, the 1st Deposit will be fully refunded to Buyer.

20. Noncompetition. In order to further induce Buyer to enter into this Agreement and consummate the transactions contemplated hereunder, Seller and Principals (“Principals’) agree that from and after Closing and for a period of two (2) years thereafter, they shall not, within the Trade Area (as defined below) associate in any capacity as an owner, officer, director, partner, shareholder, member, lessee, lessor, agent, consultant or otherwise, or have any interest in any corporation, partnership, joint venture or limited liability company, which engages in the new construction of an upscale or upper-mid scale Hilton or Marriott hotel, as designated by the Smith Travel Research, following the Closing. If Seller or Principals fail to keep and perform every covenant of this Section 20, Buyer shall be entitled to specifically enforce the same by injunction in equity in addition to any other remedies which Buyer may have. If any portion of this Section 20 shall be invalid or unenforceable, such invalidity or unenforceability shall in no way be deemed or construed to affect in any way the enforceability of any other portion of this Section 20. If any court in which Buyer seeks to have the provisions of this Section 20 specifically enforced determines that the activities, time or geographic area hereinabove specified are too broad, such court may determine a reasonable activity, time or geographic area and shall specifically enforce this Section for such activity, time and geographic area. The covenants on the part of Seller and Principals under this Section 20 shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action by Seller or Principals against Buyer or any corporation affiliated with Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of said covenants. For purposes of this Section 20, “Trade Area” shall mean an area located within a 3-mile radius of the Property. Notwithstanding the foregoing, if an opportunity for new development exists which Seller would like to pursue, which would be in violation of this Section 20, Seller must seek consent from Buyer in writing, and Buyer will not unreasonably withhold consent.

The parties hereto acknowledge that the restrictions in this noncompetition agreement are essential to the Buyer’s successful operation of the Hotel and Buyer would not have entered into this Agreement except for the inducement of the restrictions contained herein. The parties hereto further acknowledge that these restrictions are reasonable and necessary means of protecting Buyer’s legitimate business interests in the Property and the Hotel.

21. Indemnification. Seller shall, and hereby agrees to, indemnify and hold Buyer harmless against and in respect of:

(a) All debts, liabilities and obligations of Seller of any nature, whether accrued, absolute, contingent, or known or unknown on the Closing Date, existing or arising on or resulting from events which occurred or failed to occur on or before the Closing Date, to the extent not specifically assumed by Buyer hereunder.

(b) Any claim, action, loss, damage or cost relating to or arising by reason of (i) the presence, or any governmental or third party requirements relating to the disposal or arranging for disposal (on-site or off-site), or the release or threatened release prior to the Closing Date, of any Hazardous Material in, on, to, under, upon or from any of the Property, or in, on, to, under, upon or from the Real Property or any portion thereof upon which the Property are, or have been, located or (ii) any violation or operation of any applicable Environmental Law which occurs prior to the date hereof in, on, under, upon or from any of the Property, or in, on, to, under, upon or from the Real Property or any part thereof upon which the Property are or have been located or which otherwise apply to the activities at the Property.

(c) Any liability, loss, claim, damage or deficiency resulting directly or indirectly from any material misrepresentation, breach of warranty or non-fulfillment of any agreement on the part of Seller under this Agreement, or from Seller’s misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Buyer hereunder.

(d) Any actions, suits, proceedings, demands, assessments, adjustments, costs and expenses incident to the foregoing, including, without limitation, attorneys’ fees and other out-of-pocket expenses.

From and after the Closing Buyer shall indemnify, defend and hold Seller harmless from against and in respect of any liability, loss, claim, damage or deficiency resulting directly or indirectly from Buyer’s breach of any provision of any Contracts assumed by Buyer and any claims, liabilities, or obligations of any nature which arise by reason of the ownership and operation of the Property after Closing.

22. Effective Date. As used herein the term “Effective Date” shall mean the date of the last signature on this Agreement.

23. Acceptance of Agreement. Buyer’s signature hereon constitutes an offer to purchase the Property upon the terms and conditions hereof. Unless acceptance hereof is executed by Seller and the duly executed counterpart delivered to Buyer either in person, by facsimile transmission, or by depositing in U. S. Mail, or delivery by overnight delivery service, as provided in Section 14, above, on or before April 30, 2013 at 5:00 p.m., this offer shall be deemed revoked.

24. Time is of the Essence. Time shall be of the essence with respect to the performance of all obligations of the parties under this Agreement.

25. Attorneys’ Fees. If any litigation between Seller and Buyer shall arise in connection with this Agreement, then the prevailing party shall be entitled to the payment by the other party of the prevailing party’s reasonable attorneys’ fees and costs related to such litigation.

26. Governing Law. This Agreement shall be construed in accordance with the laws of the state where the Property is located.

27. Counterparts; Execution by Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Executed counterparts of this Agreement exchanged by electronic or facsimile transmission shall be fully enforceable.

28. 1031 Exchange.

(a) Seller may desire to exchange, for other property of like kind and qualifying use within the meaning of § 1031 of the Internal Revenue Code of 1986, as Amended, and the Regulations promulgated thereunder, fee title in the Property. Seller expressly reserves the right to assign its rights (and convey title to the Property, if necessary), but not obligations, hereunder to a Qualified Intermediary as provided in IRC Reg. 1. 103 1(k)- 1 (g)(4) on or before the date of Closing. In the event Seller wishes to conduct a § 1031 IRS Like Kind Exchange for tax purposes, Buyer agrees to participate and cooperate in this process, including, but not limited to, executing all necessary documentation at or prior to Closing, as long as there is no additional cost to Buyer, and Buyer does not have to take title to any exchange property.

(b) Buyer may desire to exchange, for other property of like kind and qualifying use within the meaning of § 1031 of the Internal Revenue Code of 1986, as Amended, and the Regulations promulgated thereunder, fee title in the Property. Buyer expressly reserves the right to assign its rights (and accept title to the Property, if necessary,) but not obligations, hereunder to a Qualified Intermediary as provided in IRC Reg. 1.1031(k)- 1 (g)(4) on or before the date of Closing. In the event Buyer wishes to conduct a §1031 IRS Like Kind Exchange for tax purposes, Seller agrees to participate and cooperate in this process, including, but not limited to, executing all necessary documentation at or prior to Closing, as long as there is no additional cost to Seller, and Seller does not have to take title to any exchange property.

IN WITNESS WHEREOF, the parties have executed this Agreement in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one agreement, as of the date first written above.

[SEE NEXT SUCCEEDING PAGE FOR SIGNATURE EXECUTION]

SIGNATURE PAGE

The following four (4) individuals join in the execution of this Agreement solely for the purposes of “Principals” as defined herein:	SUPERTEL LIMITED PARTNERSHIP, a Virginia limited partnership

/s/ Nayan Patel	By:	Supertel Hospitality REIT Trust
NAYAN PATEL	Its:	General Partner

Date: April 30, 2013

/s/ Jayesh Patel	By:	/s/ Kelly A. Walters
JAYESH PATEL	Title:	President

Date: April 30, 2013	Date: May 2, 2013

/s/ Mitul Patel
MITUL PATEL

Date: April 30, 2013

/s/ Hemanshu K. Patel
HEMANSHU K. PATEL

Date: April 30, 2013

TYVOLA HOSPITALITY, INC.,
a North Carolina corporation

By:	/s/ Nayan Patel
Title:	President

Date: April 30, 2013